UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2007

Gateway, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14500	42-1249184
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
7565 Irvine Center Drive, Irvine, CA 92618
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: 949-471-7000
None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
          On September 4, 2007, Gateway, Inc. (“Gateway”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) among Gateway, MPC Corporation (“MPC”), MPC-PRO LLC (“Buyer”), a wholly-owned subsidiary of MPC, and Gateway Technologies, Inc. (“GTI”), a wholly-owned subsidiary of Gateway. A copy of the Asset Purchase Agreement is filed herewith as Exhibit 2.1. Under the Asset Purchase Agreement, Gateway has agreed to sell to Buyer certain assets of its Professional Division and that portion of its Consumer Direct business engaged in selling products and services to small- to medium-sized businesses in exchange for (i) the assumption of certain warranty, employee and other liabilities by Buyer, (ii) a promissory note from Buyer in an amount equal to the difference between the book value of the transferred inventory and the book value of certain liabilities associated with the transferred employees and (iii) 19.9% of the outstanding equity of MPC (the “Transaction”).
The Transaction is subject to customary closing conditions, including regulatory clearances, and is expected to close early in the fourth quarter of 2007.
Item 2.06 Material Impairments.
          On September 4, 2007, Gateway concluded that it expects to recognize material charges for impairment to assets relating to its Professional Division and portions of its Consumer Direct business in connection with the Transaction. The impairment charges relate primarily to information technology assets associated with the Professional Division. Gateway preliminarily estimates that these charges will total $15.8 million, with the final amount to be determined following the closing of the Transaction. All of the impairment charges are expected to be non-cash charges.
Item 8.01 Other Events.
          See disclosure under Item 1.01 above regarding Gateway entering into the Asset Purchase Agreement. On September 4, 2007, Gateway issued a press release with respect to the foregoing transaction filed herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
2.1	Asset Purchase Agreement dated September 4, 2007 among Gateway, Inc., MPC Corporation, MPC-PRO LLC and Gateway Technologies, Inc.
99.1	Press release issued September 4, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 4, 2007

GATEWAY, INC.
By:	/s/ John P. Goldsberry
John P. Goldsberry
Senior Vice President & Chief Financial Officer

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